Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2007 (except for Note 12, as to which the date is August 27, 2007) accompanying the consolidated financial statements of Bairnco Corporation (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the Company’s adoption of Statement No. 158, Statement No. 123 (revised 2004) and Staff Accounting Bulletin No. 108 and an explanatory paragraph relating to the Company’s restatement of its consolidated statement of comprehensive income for the year ended December 31, 2006), and on management’s assessment of the effectiveness of internal control over financial reporting (which report dated March 15, 2007, did not express an opinion on either management’s assessment or on the effectiveness of Bairnco Corporation’s internal control over financial reporting), included in this Amendment No. 3 to the Registration Statement on Form S-1 of WHX Corporation. We consent to the use of the aforementioned reports in the Amendment No. 3 to the Registration Statement on Form S-1 of WHX Corporation, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Orlando, Florida
April 11, 2008